UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 13, 2021

NV5 GLOBAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		001-35849	45-3458017
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Park Road,	Suite 350
Hollywood,	Florida		33021
(Address of Principal Executive Offices)			(Zip Code)

(954) 495-2112
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NVEE	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2021, (the “Closing Date”), NV5 Global, Inc. (the “Company”) as borrower, entered into a second amended and restated credit agreement (the “Second A&R Credit Agreement”) with Bank of America, N.A, as administrative agent, swingline lender and letter of credit issuer, the other lenders party thereto, and certain of the Company’s subsidiaries as guarantors. Pursuant to the Second A&R Credit Agreement, the previously drawn term commitments of $150 million and revolving commitments totaling $215.0 million were converted into revolving commitments totaling $400 million in the aggregate. Such revolving commitments are available through August 13, 2026 (the “Maturity Date”) and an aggregate amount of approximately $138.8 million was drawn under the Second A&R Credit Agreement on the Closing Date to repay previously existing borrowings under the term and revolving facilities prior to such amendment and restatement. The Second A&R Credit Agreement also includes an accordion feature permitting the Company to request an increase in the revolving facility under the Second A&R Credit Agreement by an additional amount of up to $200.0 million in the aggregate.

Borrowings under the Second A&R Credit Agreement bear interest at variable rates which are, at the Company’s option, tied to a Eurocurrency rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or a base rate denominated in U.S. dollars. Interest rates are subject to change based on the Company’s Consolidated Net Leverage Ratio. Future proceeds of the Second A&R Credit Agreement are intended to be used to finance permitted acquisitions, capital expenditures, the issuance of letters of credit and for general corporate purposes.

The Second A&R Credit Agreement contains covenants that may have the effect of limiting the ability of the Company and its subsidiaries to, among other things, merge with or acquire other entities, enter into a transaction resulting in a Change in Control, create certain new liens, incur certain additional indebtedness, engage in certain transactions with affiliates, engage in new lines of business or sell a substantial part of their assets. The Second A&R Credit Agreement also requires the Company to maintain certain consolidated net leverage and fixed charge coverage ratios.

The Second A&R Credit Agreement also contains customary events of default, including (but not limited to) a default in the payment of principal or, following an applicable grace period, interest, breaches of the Company’s covenants or warranties under the Second A&R Credit Agreement, payment default or acceleration of certain indebtedness of the Company or any subsidiary, certain events of bankruptcy, insolvency or liquidation involving the Company or its subsidiaries, certain judgments or uninsured losses, changes in control and certain liabilities related to ERISA based plans.

The foregoing is a summary of the material provisions of the Second A&R Credit Agreement. This summary is qualified in its entirety by reference to the Second A&R Credit Agreement, which is incorporated by reference in its entirety herein and a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of August 13, 2021 by and among NV5 Global, Inc., as borrower, the subsidiaries of NV5 Global, Inc. named therein, as guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and the other lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2021

NV5 GLOBAL, INC.

By:	/s/ Richard Tong
Name: Title:	Richard Tong Executive Vice President and General Counsel